Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “Amendment”) is made and entered into this 7th day of July, 2020 (the “Effective Date”), by and between U.S. REIF 111 LOCKE DRIVE MASSACHUSETTS, LLC, a Delaware limited liability company (the “Landlord”) and REPLIGEN CORPORATION, a Delaware corporation (the “Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Lease dated as of February 6, 2018 (the “Lease”) for premises consisting of approximately 63,761 rentable square feet (the “Existing Premises”) in the building known as and located at 111 Locke Drive, Marlborough, Massachusetts (the “Building”), the term of which lease currently expires on November 30, 2028 (the “Expiration Date”);

WHEREAS, Landlord delivered that certain Proposal dated as of March 30, 2020 pursuant to Exhibit “G” attached to the Lease which proposed the terms and conditions upon which Landlord is willing to lease to Tenant that certain approximate 66,939 rentable square feet (the “Expansion Premises”, as more clearly shown on Exhibit “A-1” attached hereto and made a part hereof), contiguous to the Premises on the first floor in the Building (collectively with the Existing Premises, the “Premises”, as more clearly shown on Exhibit “A-2” attached hereto and made a part hereof);

WHEREAS, Tenant desires to exercise its Right of First Offer pursuant to Exhibit “G” attached to the Lease and accept the terms and conditions set forth in the Proposal to lease the Expansion Premises;

WHEREAS, Landlord wishes to accommodate Tenant and lease to Tenant the Expansion Premises on the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant wish amend the Lease on the terms and conditions as more fully set forth herein.

AGREEMENTS

NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Lease. In the event of any conflict with respect to such terms, the definitions set forth in this Amendment shall govern.

2.	Incorporation of Recitals. The recitals set forth above are incorporated herein and made part of this Amendment to the same extent as if set forth herein in full.

3.

Ratification of Lease. Except as amended by the terms of this Amendment, all of the terms, covenants and conditions of the Lease, as amended, and the rights and obligations of the Landlord and Tenant thereunder shall remain in full force and effect and hereby are ratified and affirmed. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

4.

Expansion Space. Effective as of April 1, 2021 (the “Expansion Premises Commencement Date”), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises. Effective as of the Expansion Premises Commencement Date, the Premises shall consist of approximately 130,700 rentable square feet. Accordingly, and as of the Expansion Premises Commencement Date, all references to “approximately 63,761 rentable square feet” as the square footage of the Premises shall be deleted and replaced with “approximately 130,700 rentable square feet”. Notwithstanding anything to the contrary contained in the Lease, the parties acknowledge that as of the Expansion Premises Commencement Date Tenant shall have the right to exclusively use the Common Areas as the sole occupant of the Building.

5.

Lease Term and Expiration Date. The Lease Term for the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall be coterminous with the Lease with respect to the Existing Premises.

6.

Fixed Rent. Effective as of the Expansion Premises Commencement Date, the Fixed Rent schedule attached as Exhibit “B” to the Lease is hereby deleted in its entirety and replaced with Exhibit “B” attached hereto. As of the Expansion Premises Commencement Date, Tenant shall pay Fixed Rent in the amounts set forth in the Fixed Rent Schedule attached hereto as Exhibit “B”. Tenant shall continue to pay Fixed Rent in the amount set forth in Exhibit “B” attached to the Lease until, but not including, the Expansion Premises Commencement Date. All other terms and conditions with respect to the payment of Fixed Rent set forth in the Lease shall remain in full force and effect.

7.	Tenant’s Proportionate Share. Effective as of the Expansion Premises Commencement Date, Tenant’s Proportionate Share shall be one hundred percent (100%).

8.

Additional Rent. Tenant shall continue to pay Additional Rent as set forth in the Lease, provided however, Tenant’s Proportionate Share shall be adjusted as set forth in Section 7 of this Amendment as of the Expansion Premises Commencement Date.

9.

Condition of Premises. Except as set forth herein and in Exhibit “C” attached hereto, Landlord shall not be responsible for performing any work or improvements to the Expansion Premises or paying for any work or improvements to the Expansion Premises and Tenant accepts the Expansion Premises in its “AS IS, WHERE IS” condition, with all faults. Notwithstanding the foregoing, (i) Landlord shall deliver the Expansion Premises free of any furniture utilized by the existing tenant within the Expansion Premises, provided, however, Landlord will use reasonable efforts to facilitate discussions between Tenant and the existing tenant regarding the transfer of furniture currently existing within the Premises to Tenant and Landlord will not be required to remove any such furniture identified by Tenant in writing to Landlord from the Premises to the extent such furniture remains within the Premises upon transfer of possession of the Premises to Tenant, (ii) Landlord hereby agrees to deliver the

Expansion Premises to Tenant with all Building Systems serving the Expansion Premises in good working order and repair, which shall include, for purposes of this Amendment the drive-up loading dock door and appurtenant scissor lift. Upon receipt from existing tenant, Landlord shall also deliver to Tenant a copy of any decommissioning reports for or related to the Expansion Premises and any equipment therein. In addition, prior to the Expansion Premises Commencement Date, Landlord shall retain a licensed third party to inspect the Expansion Premises for any existing asbestos containing materials (“ACM”) and deliver a report to the Tenant evidencing the findings of such inspection. To the extent any ACM are discovered, Landlord shall be responsible, at its sole cost and expense, to cause any and all such ACM to be removed or contained pursuant to applicable law. In the event that, despite reasonable good faith efforts, Landlord is unable to cause all ACM to be removed or contained prior to the Expansion Premises Commencement Date, Landlord shall have the right, upon written notice to Tenant, to extend the Expansion Premises Commencement Date until such date that all ACM is removed from or contained within the Expansion Premises pursuant to applicable law. Failure by Landlord to complete the removal or containment of all ACM on or before the April 1, 2021 shall constitute a Landlord Delay to the extent it causes a delay in substantial completion of the Tenant’s Work in the Expansion Premises.

10.

Expansion Premises HVAC Units. With respect to all heating, air conditioning and ventilating units (the “Expansion Premises HVAC Units”) servicing the Expansion Premises, Tenant, at its sole cost and expense, shall maintain so-called maintenance contracts with reputable vendors reasonably approved by Landlord; provided, however, that Landlord shall furnish to Tenant all available manufacturer’s warranties relating to said equipment. Notwithstanding anything herein to the contrary, in the event that the Expansion Premises HVAC Units identified as RTU 1A, RTU 1B and RTU 3 in Exhibit “D-1” attached hereto need to be replaced during the initial Lease for the Expansion Premises Term (i.e. prior to November 30, 2028), Landlord shall replace such applicable Expansion Premises HVAC Units at Landlord’s sole cost and expense, which expense shall not constitute Additional Rent. For clarity, in the event the repair cost of any one of the applicable Expansion Premises HVAC Units shall meet or exceed $5,000.00 in any twelve (12) month period, so long as such repairs are not resulting from Tenant’s failure to maintain such Expansion Premises HVAC Units, Landlord shall be obligated to replace such Expansion Premises HVAC Units at Landlord’s sole cost and expense in accordance with the preceding sentence. In the event Tenant shall fail to perform any required maintenance or repairs to any Expansion Premises HVAC Units within sixty (60) days of the date such work becomes necessary and upon at least thirty (30) days prior written notice from Landlord to Tenant, Landlord may, but shall not be required to, perform such work and charge the amount of the reasonable out of pocket expense therefor, all in accordance with Section 20 of the Lease. In addition to the foregoing, in the event that the certain inoperable AAON HVAC unit, as identified on Exhibit “D-2” attached hereto, currently located on the roof needs to be removed at any time during the Term of the Lease due to such AAON HVAC unit causing damage to the Premises or is otherwise deemed dangerous to person or property, Landlord, at its sole cost and expense, shall remove such AAON HVAC unit and cap the location of such.

11.

Notice of Sale. Subject to: (a) Tenant not being in an Event of Default; and (b) Tenant not having assigned or subleased any portion of the Premises (except for a Related Assignment), in the event that Landlord desires to sell the Building, individually, not as part of a portfolio sale comprised of other buildings (including those situated in the Park), Landlord agrees to endeavor to provide Tenant written notice of its intention to market the Building for sale at least thirty (30) days prior to the commencement of the marketing process. Notwithstanding the foregoing, in no event shall Landlord’s failure to timely delivery the referenced notice to Tenant be deemed a Landlord Event of Default and in no event shall Landlord be obligated to sell the Building to Tenant. Further, the terms of this Section 11 shall not be construed as a right of first offer or right of first refusal whereby Tenant has a right to purchase the Building, nor shall Tenant be required to waive any rights herein prior to Landlord selling all or any portion of the Building to any third party.

12.	Amended & Modified Provisions:

a) Utilities. The parties hereby acknowledge and agree that Section 11.14 of the Lease with respect to utilities shall apply to the Expansion Premises. Accordingly, from and after the Expansion Premises Commencement Date and throughout the Term, Tenant shall pay, or cause to be paid when due, for all utility charges rendered or supplied to, on or in the Premises, directly to the applicable utility supplier. Notwithstanding the foregoing, Tenant hereby acknowledges that Landlord is currently contracting with a third party provider for electrical service to the Expansion Premises and Tenant hereby agrees to assume the electricity contract(s) identified on Exhibit “E” attached hereto (the “Existing Electricity Contracts”) for the remainder of the term set forth in such Existing Electricity Contracts. To the extent Tenant elects to terminate such Existing Electricity Contracts prior to the expiration of such contracts, Tenant shall be responsible for any and all termination fees due pursuant to such Existing Electricity Contracts. Following the expiration or earlier termination of the Existing Electricity Contracts in accordance with the foregoing, Tenant shall be entitled, in its sole discretion and at Tenant’s sole cost and expense, to arrange for electrical service to the Premises from one or more providers selected by Tenant, and Landlord shall allow such providers to have access to the Building and the Premises at no cost to Landlord, but Landlord shall not impose additional fees or charges on Tenant or Tenant’s electrical service providers to install equipment in designated locations and to provide service to Tenant in the Building other than any charges actually incurred by Landlord in connection with the same.

b) Landlord’s Indemnification. As of the Effective Date, the following shall be inserted as paragraph 2 of Section 8 of the Lease: “Landlord shall defend and hold harmless Tenant, its respective partners, members, directors, officers, shareholders, principals, agents and employees from and against any claims arising from or in connection with the gross negligence or willful misconduct of Landlord or any of Landlord’s agents, contractors, employees, servants or licensees.”

c) Alterations by Tenant. Following the Expansion Premises Commencement Date, the reference to “$100,000.00” in the last sentence of Section 9.1 of the Lease shall be deleted and replaced with “150,000.00”.

d) Force Majeure. As of the Effective Date, the following shall be inserted as Section 29.14 of the Lease: “Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, abnormal weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”). Landlord and Tenant, as the case may be, shall take reasonable measures to mitigate and minimize the impact of any such Force Majeure.”

13.

Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the date hereof: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and other premises as set forth in the Lease and is paying the rentals and any other charges or sums due under the Lease; (d) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in the recitals set forth above; (e) to the best of Tenant’s knowledge as of the date of this Amendment, Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) that this Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

14.

Landlord’s Representation. Landlord hereby represents and warrants to Tenant that as of the date hereof: (a) the Lease is in full force and effect; (b) the Lease has not been modified, supplemented or amended in any way, except as may be indicated in the recitals set forth above; (c) to the best of Landlord’s knowledge as of the date of this Amendment, Landlord is not aware of any defaults by Tenant under the Lease; and (d) that this Amendment has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof.

15.

Brokers. Each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Amendment, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Section 15, except for CBRE, Inc., representing Landlord exclusively and Newmark Knight Frank, representing

Tenant exclusively (the “Brokers”). Landlord will pay any commission due to the Brokers hereunder pursuant to its separate agreement with the Brokers hereunder subject to execution and delivery of this Amendment by Landlord and Tenant.

16.

Electronic Signatures. The parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (a) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (b) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed as of the date set forth above.

LANDLORD:

U.S. REIF 111 Locke Drive Massachusetts, LLC
a Delaware limited liability company

By:	U.S. REIF 111 Locke Drive Massachusetts Manager, LLC
a Delaware limited liability company, its Manager

By:	U.S. Real Estate Investment Fund REIT, Inc.
a Delaware corporation, its Manager

By:	/s/ Thomas R. Taranto, Jr.
Name:	Thomas R. Taranto, Jr.
Title:	Vice President

TENANT:

REPLIGEN CORPORATION
a Delaware corporation

By:	/s/ Jim Bylund
Name:	Jim Bylund
Title:	Vice President, Operations

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE]

EXHIBIT “A-1”

EXPANSION PREMISES

(Attached)

EXHIBIT “A-2”

PREMISES

(Attached)

EXHIBIT “B”

FIXED RENT

Tenant shall pay Fixed Rent for the Lease Term as follows:

FIXED RENT BASED ON 130,700 RSF (TOTAL)

Period	Annual Fixed Rent	Monthly Fixed Rent	Per RSF
Expansion Premises Commencement Date – May 31, 2021	$1,274,325.00	$106,193.80	$9.75
June 1, 2021 – May 31, 2022	$1,307,000.00	$108,916.70	$10.00
June 1, 2022 – May 31, 2023	$1,339,675.00	$111,639.60	$10.25
June 1, 2023 – May 31, 2024	$1,372,350.00	$114,362.50	$10.50
June 1, 2024 – May 31, 2025	$1,405,025.00	$117,085.40	$10.75
June 1, 2025 – May 31, 2026	$1,437,700.00	$119,808.30	$11.00
June 1, 2026 – May 31, 2027	$1,470,375.00	$122,531.30	$11.25
June 1, 2027 – May 31, 2028	$1,503,050.00	$125,254.20	$11.50
June 1, 2028 – November 30, 2028	N/A	$125,254.20	$11.50

EXHIBIT “C”

WORK LETTER

This Exhibit is a “Work Letter” to the foregoing document captioned “First Amendment to Lease” dated as of July     , 2020 (referred to herein for convenience as the “Amendment”) between U.S. REIF 111 LOCKE DRIVE MASSACHUSETTS, LLC, a Delaware limited liability company (“Landlord”), REPLIGEN CORPORATION, a Delaware corporation (“Tenant”).

I. Tenant’s Work. Under the Amendment to which this Exhibit is attached, except as otherwise set forth herein or in Section 9 of the Amendment, Tenant has agreed to accept the Expansion Premises “as is,” without any obligation for the performance of improvements or other work by Landlord, and Tenant desires to perform certain improvements within the Premises, including the Expansion Premises (the “Tenant’s Work”, as further described below). Such Tenant’s Work shall be planned and performed strictly in accordance with the provisions of this Exhibit and applicable provisions of the Lease. Tenant shall take all actions necessary to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently prosecute the Tenant’s Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Expansion Premises. The parties acknowledge that to the extent the same can be coordinated with the existing tenant of the Expansion Premises, the Tenant shall have the option to access the Premises prior to the Expansion Premises Commencement Date (but no sooner than January 1, 2021)(the “Early Access Option”) for the purposes of planning and performing the Tenant’s Work, installing telephone and communications systems, security equipment, related cabling, moving furniture and other personal property, and for any other matters reasonably related thereto in connection with Tenant’s preparation of the Premises for Tenant’s occupancy. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to take action with respect to coordinating early access with the existing tenant of the Expansion Premises and in no event shall Landlord be required to terminate or otherwise modify the existing lease in order for Tenant to gain such early access. To the extent Tenant exercises the Early Access Option, Tenant shall not be required to pay Rent during the period of access prior to the Expansion Premises Commencement Date, provided, however, Tenant shall be required to pay for utilities used by Tenant and all other terms and conditions of the Lease shall be in full force and effect during such period of access prior to the Expansion Premises Commencement Date. Notwithstanding the foregoing, in the event Tenant Substantially Completes Tenant’s Work and occupies the Expansion Premises for purposes of conducting business within the Expansion Premises prior to the Expansion Premises Commencement Date, the Expansion Premises Commencement Date shall be advanced to such day that Tenant commences such business operations. Any delays in the foregoing shall not serve to abate or extend the time for the commencement of rent under the Amendment, and then only to the extent of one (1) day for each day of “Landlord Delay” (as defined below), provided substantial completion of the Tenant’s Work and Tenant’s ability to reasonably use the Expansion Premises is actually delayed thereby. Landlord agrees to cooperate with Tenant (including signing all reasonably necessary applications and other documents, at no cost or expense to Landlord) in assisting Tenant to complete the Tenant’s Work as soon as possible in accordance with the terms of this Work Letter. Tenant shall notify Landlord upon completion of the Tenant’s Work (and record any notice of completion contemplated by law).

As used herein, a “Landlord Delay” shall mean and refer to an actual period of delay in substantial completion of the Tenant’s Work in the Premises caused by any of the following:

(i) Landlord’s failure to give approvals or disapprovals of any of the Plans or changes to the Plans within the applicable time periods specified in this Work Letter; or

(ii) Landlord’s failure to timely approve Tenant’s Planners or Contractor or both; or

(iii) Landlord’s failure to provide Tenant or Tenant’s Contractors reasonable access to the Expansion Premises in accordance with (and subject to) the provisions of this Work Letter, for the performance of the Tenant’s Work by Tenant or Tenant’s Contractors; or

(iv) Landlord’s failure to remove ACM in the Expansion Premises in accordance with Section 9 of this Amendment; or

(v) Any other act or failure to act of Landlord which directly interferes with and actually delays substantial completion of the Tenant’s Work (but subject to the other provisions of this Work Letter to the contrary).

Notwithstanding the foregoing, no Landlord Delay shall be deemed to have occurred unless and until Tenant provides written notice to Landlord advising Landlord that such delay has occurred and specifying in reasonable detail the action or inaction on the part of Landlord which is the basis for such notice. If such action or inaction is not cured by Landlord within two (2) business days after receipt of such notice (“Count Day”), then the Landlord Delay as set forth in such notice shall be deemed to have occurred commencing as of the Count Day and continuing for the number of days the action or inaction of Landlord as set forth by Tenant in such notice remains uncured.

II. Planning. The term “Plans” herein shall refer to the “Space Plan” and “Construction Drawings” collectively (as such terms are further defined in Section IX). The term “Approved Plans” shall refer to the Plans as approved by Landlord in writing in accordance with this Section.

a. Tenant’s Space Planner, Architect and Engineer. Tenant shall engage an interior office space planner (“Space Planner”) and a licensed architect (“Architect”, who may be the same as the Space Planner), each subject to Landlord’s prior written approval. Tenant shall also engage such licensed engineering firms (“Engineers”) as may be required or appropriate in connection with preparing the Plans (e.g. mechanical, electrical, plumbing, structural, HVAC or other), all of whom shall be reasonably approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Space Planner, Architect or Engineers, as appropriate, engaged by Tenant, reasonably approved by Landlord in writing in accordance with this Exhibit. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions).

Tenant and Tenant’s Planners may review such existing drawings as Landlord may provide relating to the Expansion Premises or Building, but shall not rely thereon (and shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein.

b. Space Plan.

i. Tenant shall promptly hereafter cause the Space Planner to submit a “Space Plan” (as defined in Section IX) to Landlord for approval.

ii. Landlord shall, within five (5) days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant in writing of the reasons for such disapproval. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, or provide a response to the Landlord justifying the basis for its Design or the contents of the Reports and seeking reconsideration of Landlord’s disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord within five (5) days after receipt of Landlord’s initial disapproval; Landlord shall approve or disapprove of same in writing to Tenant within three (3) working days after Landlord’s receipt thereof.

iii. The parties shall continue such process in the same time frames until Landlord grants approval.

c. Construction Drawings and Engineering Report.

i. No later than thirty (30) working days after receipt of Landlord’s approval of the Space Plan (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Tenant’s Work or Plans), Tenant shall cause the Architect to submit to Landlord for approval one (1) set of “Construction Drawings” (as defined in Section IX), and, if appropriate, cause the Engineers to submit for Landlord’s approval a report (the “Engineering Report”) from Tenant’s mechanical, structural and electrical engineers indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations.

ii. Landlord shall, within ten (10) days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Tenant’s Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant in writing of the reasons for disapproval; provided, however, in the event the Construction Drawings do not materially deviate from the Space Plans, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit three (3) sets of revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval, or provide a response to the Landlord justifying the basis for its design or the contents of the Reports and seeking reconsideration of Landlord’s disapproval, within five (5) days after receipt of Landlord’s initial disapproval.

iii. The parties shall continue such process in the same time frames until Landlord grants approval.

d. Landlord’s Approval. Landlord shall not unreasonably withhold approval of any Space Plans, Construction Drawings, or Engineering Report submitted hereunder, if they provide for customary office, research and development, warehouse, light manufacturing and/or laboratory layouts, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Building, are compatible with the Building’s shell and core construction, and if no modifications (other than tie-ins) will be required for the Building electrical, heating, air conditioning, ventilation, plumbing, fire protection, life safety, or other Building safety systems or equipment, and will not require any structural modifications to the Building, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially materially interfere with any other occupant’s use of its premises, or potentially materially increase the cost of operating the Complex. Construction Drawings approved by Landlord in writing (including approved revisions) are referred to herein as the “Approved Plans.”

e. Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III.a.) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Tenant’s Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Section II.f. Landlord shall approve or disapprove such revised Plans within three (3) working days after receipt, such approval not to be unreasonably withheld, conditioned or delayed. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action, provided that Landlord shall reasonably cooperate with Tenant (but at no additional cost or expense to Landlord) to the extent the same are required in connection with the Tenant’s Work. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above. Delays in substantially completing the Tenant’s Work by the Commencement Date as a result of requirements for building permits or other governmental approvals, permits or actions shall not affect the Commencement Date and commencement of Rent, unless resulting from a Landlord Delay.

f. Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any material changes, alterations, or additions to the Approved Plans other than for minor changes of the type that may be approved through the authority of an architect under AIA Document A201-2007 General Conditions of the Contract for Construction or adjustments to deal with field conditions which the Tenant’s contractor is authorized to make without prior approval, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval which approval shall not be unreasonably withheld. Landlord shall approve or disapprove such Change Order within three (3) working days after receipt. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Cost of the Tenant’s Work under Section IV. No delays resulting from any Change Orders or requests therefor shall delay the Expansion Premises Commencement Date. In the event that the Expansion Premises are not constructed in accordance with the Approved Plans, Tenant shall not be permitted to occupy the Expansion Premises until the Expansion Premises reasonably comply in all material respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease.

III. Contractors, Bids and Contracts.

a. Contractors. Tenant shall engage to perform the Tenant’s Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord shall reasonably approve, provided such contractors, sub-contractors and suppliers are licensed, bonded, reputable and qualified parties capable of performing quality workmanship who have good labor relations and will be able to work in harmony with each other and those of Landlord and other occupants of the Building so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America (“AGCA”).

b. Contracts and Guaranties. All contracts entered into by Tenant for the Tenant’s Work shall contain insurance, indemnity and other provisions consistent herewith. All contracts involving progress payments shall include appropriate retention provisions, liquidated damages for delays (if desired by Tenant), and payment application requirements consistent with this Exhibit. Each Tenant Contractor shall guarantee that the portion of the Tenant’s Work for which he is responsible shall be free from any defects or deficiencies in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Every such party shall be responsible for the replacement or repair, without additional charge, of all such defects or deficiencies in accordance with its contract within one (1) year after completion of such work or the correction thereof. The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of Tenant’s Work, and/or the Building and/or common areas, or work which may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to Tenant’s Work shall be contained in the contract or subcontract which shall be written such that said warranties or guarantees shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to the extent assignable at no cost to Tenant to give Landlord any assignment or other assurances necessary to effect such right of direct enforcement. Copies of all warranties and guarantees shall be provided to Landlord promptly following completion of the Tenant’s Work.

IV. Cost of the Tenant’s Work and Allowance.

a. Cost of the Tenant’s Work. Except for the Allowance to be provided by Landlord hereunder, Tenant shall pay all costs (the “Costs of the Tenant’s Work”) associated with the Tenant’s Work whatsoever, including without limitation, all costs for or related to: (1) the so-called “hard costs” of the Tenant’s Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, hoisting, building permits, occupancy certificates, inspection fees, utility connections, insurance, sales taxes, and the like), (2) the so-called “soft costs” of the Plans, including, without limitation, all revisions thereto, and engineering reports, or other studies, reports or tests, air balancing or related work in connection therewith. “Tenant’s Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including Change Orders), and (ii) any demolition, preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Tenant’s Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the Tenant’s Work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such Tenant’s Work).

b. Improvement Allowance. Landlord shall provide an improvement allowance (the “Improvement Allowance”) of $1,794,635.00 (calculated at $26.81 per rentable square foot of the Expansion Premises based on (66,939 RSF) to be applied toward the hard costs of Tenant’s Work. The Improvement Allowance is applicable only in connection with the foregoing costs and shall not be available for any improvements or alterations made subsequent to substantial completion of the Tenant’s Work. The Improvement Allowance shall not be used for any other purpose, such as, but not limited to, trade fixtures, or personal property.

c. Space Planning Allowance. In addition to the Improvement Allowance, Landlord shall provide an allowance in the amount of $4,685.73 (calculated at $.07 per rentable square foot of the Expansion Premises) to be applied toward the cost of the Space Plan (the “Space Plan Allowance”).

d. Bathroom Allowance. In addition to the Improvement Allowance and the Space Plan Allowance, Landlord shall provide Tenant with an allowance in the amount of $24,098.04 (calculated at $0.36 per rentable square foot of the Expansion Premises) (the “Bathroom Allowance”) to be applied toward the hard costs of the Bathroom Improvements (as defined in Section XII herein).

e. Funding and Disbursement. Landlord shall fund the Improvement Allowance and the Bathroom Allowance in monthly progress payment installments, based on the submission of the items hereinafter referenced. Each funding request shall be accompanied by appropriate invoices, architect’s certificates, a Tenant’s affidavit, partial or complete lien waivers (as appropriate) and affidavits of payment by all Tenant’s Contractors, and such other evidence as Landlord may reasonably require that the cost of the Tenant’s Work and/or the Bathroom Improvements, as applicable, have been paid and that no architect’s, mechanic’s, materialmen’s or other such liens have been or may be filed against the Building or the Premises arising out of the design or performance of such Tenant’s Work and/or Bathroom Improvements, as applicable. In addition, the final funding request shall be accompanied by a copy of the “as built” Plans. Landlord may issue checks to fund the Improvement Allowance and/or the Bathroom Allowance jointly or separately to Tenant, its general contractor, and any other of Tenant’s Contractors at Tenant’s request. The Improvement Allowance and the Bathroom Allowance must be used and requested from Landlord within the initial twelve (12) months following the Expansion Premises

Commencement Date of this Lease, otherwise, the Improvement Allowance and Bathroom Allowance shall remain the property of Landlord and Tenant shall have no further rights to such Improvement Allowance and/or Bathroom Allowance. In the event that the costs of Tenant’s Work and/or the Bathroom Improvements exceed the applicable allowance, Tenant shall be responsible for such additional costs without the right of reimbursement from Landlord. Landlord shall disburse the Space Plan Allowance to Tenant on a periodic basis (but no more than once per month) and within fifteen (15) days after Landlord’s receipt from Tenant of invoices marked paid for such costs. Further, Landlord shall disburse the applicable portion of the Improvement Allowance allocated by Tenant to be applied to the Existing Lease Obligations within fifteen (15) days after Landlord’s receipt of the reference written notice from Tenant. Notwithstanding anything herein to the contrary, in no event shall any portion of the Improvement Allowance be applied to Fixed Rent or any other sums due to Landlord under the terms and conditions of the Lease.

V. Performance of the Tenant’s Work.

a. Conditions to Performing Tenant’s Work. Before commencing any Tenant’s Work, Tenant shall:

i. Obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II.

ii. Obtain, provide copies and post all necessary governmental approvals and permits as described in Section II.e.

iii. Obtain Landlord’s written approval of Tenant’s Contractors, to the extent required in Section III.

iv. Provide evidence of insurance to Landlord as described in Section VI.

b. Compliance and Standards. Tenant shall cause the Tenant’s Work to comply in all respects with the following: (a) the Approved Plans, (b) the Building Code of the City and State in which the Building is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, including the Disabilities Acts as described in Section XI, below, as each may apply according to the rulings of the controlling public official, agent or other such person, (c) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (d) applicable manufacturer’s specifications, (e) any work rules and regulations as Landlord or its agent may have adopted for the Building, and the Rules attached as Exhibit E to the Lease. Tenant shall use only new, first class materials in the Tenant’s Work, except where explicitly shown in the Approved Plans. The Tenant’s Work shall be performed in a thoroughly safe, first class and workmanlike manner, and shall be in good and usable condition at the date of completion.

c. Labor Harmony. Tenant shall conduct its labor relations and relations with employees so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Building. If any employees strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant, its employees, agents, contractors, subcontractors or suppliers, in or about the Expansion Premises or Building, Tenant shall immediately close the Expansion Premises and remove or cause to be removed all such employees, agents, contractors, subcontractors and suppliers until the dispute has been settled. All Tenant’s Work shall be performed in such a manner as to maintain harmonious labor relations and Tenant shall insure that Tenant’s Contractors shall take reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including, without limitation, disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible to resolve any such disputes and insure that any such disruptions do not interfere with the Landlord’s operation of the Building and/or the Park or the quiet enjoyment of any other tenants in the Building and/or the Park.

d. Complex Operations, Dirt, Debris and Noise. Tenant and Tenant’s Contractors shall make all efforts and take all steps reasonably appropriate to assure that all construction activities do not unreasonably interfere with the operation of the Building or with other occupants of the Building. The Tenant’s Work shall be coordinated under Landlord’s direction with the work being done or to be performed, and other activities, for or by other occupants in the Building so that the Tenant’s Work will not unreasonably interfere with or delay the completion of any other construction work or other activity in the Building. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building. Tenant’s contractors shall comply with any work rules of the Building and Landlord’s requirements respecting the manner of handling materials, equipment and debris. The Tenant’s Work and all cleaning in the Premises must be controlled to minimize dirt, dust or other matter from infiltrating into common or mechanical areas. Tenant and Tenant’s Contractors shall take all reasonable precautionary steps to minimize dust, dirt, odors, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Tenant’s Work and to properly police the same.

e. Removal of Debris. The contractors and subcontractors shall be required to remove from the Premises and dispose of, at least once a week and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the Tenant’s Work, and shall not place debris in the Building’s waste containers. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Building which has been brought in or created by the contractors and subcontractors in the performance of Tenant’s Work. If any contractor or subcontractor shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as Additional Rent under the Lease.

f. Utilities and Services. Notwithstanding anything in the Lease to the contrary, Tenant shall not be responsible for utility costs or charges for any service (including electricity, HVAC, security and the like) to the Expansion Premises or for the Tenant’s Work during the period that Tenant performs the Tenant’s Work.

g. Landlord Rights. Tenant shall permit access to the Expansion Premises, and inspection of the Tenant’s Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives (“Landlord’s Representatives”), at all times during the period in which the Tenant’s Work is being planned, constructed and installed and following completion of the Tenant’s Work so long as Landlord and Landlord’s Representatives do not unreasonably interfere with the completion of the Tenant’s Work. Landlord shall have the right, but not the obligation, to order any employees of Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing Tenant’s Work to cease the Tenant’s Work.

h. General Requirements. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the walls and in the ceilings of the Expansion Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto. If an expansion joint occurs within the Expansion Premises, Tenant shall install finish floor covering to or covering such joint in a workmanlike manner, and Landlord shall not accept responsibility for any finish floor covering applied to or installed over the expansion joint. Landlord may impose reasonable additional requirements from time to time in order to ensure that the Tenant’s Work, and the construction thereof does not disturb or interfere with any other occupants of the Building, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Building. Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Tenant’s Work.

VI. Insurance. In addition to any insurance which may be required under the Lease, Tenant’s Contractors shall secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Expansion Premises, insurance in the following minimum coverages and the following minimum limits of liability:

a. Worker’s compensation and employer’s liability insurance with limits of not less than $2,000,000.00, or such higher amounts as may be required from time to time by any employee benefit acts or other statutes applicable where the work is to be performed, and, in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

b. Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $2,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof, with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $3,000,000.00. Such insurance shall contain an endorsement covering Tenant’s and Tenant’s Contractors’ indemnity obligations under the contracts and the Lease. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

c. Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

d. Builder’s Risk insurance upon the entire Tenant’s Work to the full insurable value thereof. This insurance shall name as “loss payee” Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein), as their interests may appear, in the Tenant’s Work and shall insure against the perils of fire and extended coverage and shall include “all risk” insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Tenant’s Work stored off the site of the Property or in transit to said site are not covered under said Builder’s Risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant’s Work.

e. All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties, Landlord, the property management company for the Complex, the parties listed on, or required by, the Lease, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workmen’s compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross liability and severability of interest clause. All insurance carriers hereunder shall be rated at least A and X in Best’s Insurance Guide. Certificates for all such insurance shall be delivered to Landlord before the construction is commenced or contractor’s equipment is moved onto the Complex. In the event that during the course of Tenant’s Work any damage shall occur to the construction and improvements being made by Tenant, then Tenant shall repair the same at Tenant’s cost.

VII. Intentionally omitted.

VIII. Certain Definitions.

a. Space Plan. “Space Plan” herein means a floor plan, drawn to scale, showing (i) demising walls, interior walls and other partitions, including type of wall or partition and height, (ii) doors and other openings in such walls or partitions, including type of door and hardware,

(iii) any floor or ceiling openings, and any variations to building standard floor or ceiling heights, (iv) electrical outlets, and any restrooms, kitchens, computer rooms, file cabinets, file rooms and other special purpose rooms, and any sinks or other plumbing facilities, or other special electrical, HVAC, plumbing or other facilities or equipment, including all special loading, (v) communications system, including location and dimensions of equipment rooms, and telephone and computer outlet locations, (vi) special cabinet work or other millwork items, (vii) any space planning considerations under the Disabilities Acts, (viii) finish selections (i.e. color selection of painted areas, and selection of floor and any special wall coverings from Landlord’s available building standard selections (which selections Tenant may defer and include with the Construction Drawings), and (ix) any other details or features requested by Architect, Engineer or Landlord in order for the Space Plan to serve as a basis for preparing the Construction Drawings.

b. Construction Drawings. “Construction Drawings” herein means fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, structural, air conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and to the extent applicable: (i) electrical outlet locations, circuits and anticipated usage therefor, (ii) reflected ceiling plan, including lighting, switching, and any special ceiling specifications, (iii) duct locations for heating, ventilating and air conditioning equipment, (iv) details of all millwork, (v) dimensions of all equipment and cabinets to be built in, (vi) furniture plan showing details of space occupancy, (vii) keying schedule, (viii) lighting arrangement, (ix) location of print machines, equipment in lunch rooms, concentrated file and library loadings and any other equipment or systems (with brand names wherever possible) which require special consideration relative to air conditioning, ventilation, electrical, plumbing, structural, fire protection, life fire safety system, or mechanical systems, (x) special heating, ventilating and air conditioning equipment and requirements, (xi) weight and location of heavy equipment, and anticipated loads for special usage rooms, (xii) demolition plan, (xiii) partition construction plan, (xiv) all requirements under the Disabilities Acts and other governmental requirements, and (xv) final finish selections, and any other details or features requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for contracting the Tenant’s Work.

IX. Taxes. Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions (including without limitation, any real estate taxes or assessments, sales tax or value added tax) assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises and the Tenant’s Work to the Premises under this Exhibit. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay its share of such taxes, charges or other governmental impositions to Landlord within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant.

X. Disabilities Acts. Tenant shall be responsible for matters under any laws or governmental regulations, rules or guidance materials pertaining to persons with disabilities (referred to herein as the “Disabilities Acts”) relating to the Expansion Premises or Tenant’s

Work hereunder (including washrooms on full floors) and not relating generally to the Building or Complex. Without limiting the generality of the forgoing, Tenant shall: (a) provide complete and accurate information such that the Plans will comply with the Disabilities Acts, and update such information as needed, and (b) be responsible for any changes to the Tenant’s Work or Premises resulting from changes in Tenant’s employees, business operations or the Disabilities Acts. Without limitation as to other provisions, Tenant hereby expressly acknowledges that Tenant’s indemnity and related obligations under the Lease shall apply to violations of this provision. Notwithstanding the foregoing, Landlord shall be responsible to cause the Expansion Premises to be compliant with the Disabilities Acts upon delivery of possession of the Expansion Premises to Tenant, provided, however, in the event that Tenant’s Work triggers a requirement to perform an alteration to the Premises to comply with the Disabilities Acts, Tenant shall be responsible for such alteration.

XI. Miscellaneous.

a. Interpretation. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

b. Application. This Exhibit shall not apply to any additional space added to the Premises at any time, whether by any options or rights under the Lease or otherwise, or to any portion of the Premises in the event of a renewal or extension of the Term of the Lease, whether by any options or rights under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

c. Lease Provisions and Modification. This Exhibit is intended to supplement and be subject to the provisions of the Lease, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties.

d. Limitation of Landlord’s Liability. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Tenant’s Work, or the design thereof, or of its compliance with laws, codes and other legal requirements.

e. No Third-Party Beneficiaries. The Amendment and this Exhibit are not intended to create any third-party beneficiaries. Without limiting the generality of the foregoing, no Tenant Contractors or Tenant Planners shall have any legal or beneficial interest in the Improvement Allowance.

XII. Bathroom Improvements. In addition to Tenant’s Work, Tenant desires to make certain improvements to the existing bathrooms within the Expansion Premises (“Bathroom Improvements”). All work performed by Tenant relative to the Bathroom Improvements shall be performed in accordance with the terms and conditions of this Exhibit “C”, including, without limitation, Landlord’s approval thereof. Landlord and Tenant shall mutually agree on the finishes and scope of work to be performed in connection with the Bathroom Improvements, provided, however, Landlord shall have the right to select such finishes and scope of work to the extent the parties fail to mutually agree upon such. Notwithstanding anything herein to the contrary, the parties acknowledge that Landlord shall be responsible to deliver the Premises in compliance with all applicable laws, provided, however, Tenant acknowledges and agrees that it shall be solely liable for any costs associated with and/or additional work required to be in compliance with any applicable law, including without limitation, the ADA, due to the Bathroom Improvements.

EXHIBIT “D-1”

Expansion Premises HVAC Units

(Attached)

EXHIBIT “D-2”

AAON HVAC Unit

(Attached)

EXHIBIT “E”

Existing Electricity Contracts

1.	Constellation NewEnergy, Inc. Electricity Supply Agreement – Fixed Price Solutions – 3/11/19; and

2.	Constellation NewEnergy, Inc. Electricity Supply Agreement – Fixed Price Solutions – 3/5/20